UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Kadant Inc.

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Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 7, 2014

Dear Stockholder:

I am pleased to invite you to attend the 2014 annual meeting of stockholders of Kadant Inc. The meeting will be held on Tuesday, May 20, 2014 at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2013 annual report to stockholders, containing our audited financial statements and information about our business.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE

Chairman of the Board

Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 7, 2014

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2014 annual meeting of stockholders of Kadant Inc. will be held on Tuesday, May 20, 2014, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect two directors, constituting the entire class of directors to be elected for a three-year term expiring in 2017;

2.	to approve, by non-binding advisory vote, our executive compensation;

3.	to approve amendments to our 2006 equity incentive plan to increase the shares available for issuance and extend the plan’s term 10 years;

4.	to ratify the selection of KPMG LLP by the audit committee of our board of directors as our company’s independent registered public accounting firm for the 2014 fiscal year; and

5.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 25, 2014. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

Page

Internet Availability of Proxy Materials	1
Voting Procedures	1
Proposal 1 – Election of Directors	3
Proposal 2 – Advisory Vote on Executive Compensation	6
Proposal 3 – Approval of Amendments to our 2006 Equity Incentive Plan to Increase the Shares Available for Issuance and Extend the Plan’s Term 10 Years	7
Proposal 4 – Ratification of Selection of Independent Registered Public Accounting Firm	14
Corporate Governance	14
Stock Ownership	18
Compensation Discussion and Analysis	21
Compensation Committee Report	28
Executive Compensation	29
Summary Compensation Table	29
Grants of Plan-Based Awards in Fiscal 2013	30
Outstanding Equity Awards at 2013 Fiscal Year-end	31
Option Exercises and Stock Vested in Fiscal 2013	32
Pension Benefits in Fiscal 2013	32
Nonqualified Deferred Compensation and Other Nonqualified Defined Contribution Plans	33
Potential Payments Upon Termination or Change in Control	33
Director Compensation	35
Audit Committee Report	36
Independent Registered Public Accounting Firm	37
Other Action	39
Stockholder Proposals	39
Solicitation Statement	39
Annex A: Non-GAAP Financial Measures	A-1
Annex B: Amended and Restated 2006 Equity Incentive Plan	B-1

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2014 annual meeting of stockholders to be held on Tuesday, May 20, 2014, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 7, 2014.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2013 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2014 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of two individuals constituting the class of directors to be elected for a three-year term expiring in 2017 (Proposal 1); approval, by non-binding advisory vote, of our executive compensation (Proposal 2); approval of amendments to our 2006 equity incentive plan to increase the shares available for issuance and to extend the plan’s term 10 years (Proposal 3); and ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year (Proposal 4).

Voting Securities and Record Date

Only stockholders of record at the close of business on March 25, 2014, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 25, 2014, consisted of 11,125,969 shares of our common stock, $.01 par value per share.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions, withhold votes or do not vote instructions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Monday, May 19, 2014, by following the instructions on the proxy card or the Notice of Internet Availability.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Monday, May 19, 2014, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendations of our board of directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting. The board of directors recommends that you vote for the listed nominees for director; for approval of the advisory vote on executive compensation; for approval of amendments to our 2006 equity incentive plan to increase the shares available for issuance and extend the plan’s term; and for ratification of the selection of our independent registered public accounting firm.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The vote on election of directors, the advisory vote on executive compensation and the vote on amendments to our 2006 equity incentive plan to increase the shares available for issuance and extend the plan’s term are non-discretionary voting matters and your broker will be unable to vote on these matters without receiving your instructions. Your broker or other representative will generally provide detailed voting instructions with your proxy material. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required

Assuming a quorum is present at the meeting, the vote required to adopt each of the scheduled proposals is as follows:

•	Election of Directors (Proposal 1). The election of directors is determined by a plurality of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors. An instruction to withhold authority to vote for a nominee for director and broker non-votes will have no effect upon the outcome of the vote on the election of directors.

•	All Other Matters: Advisory Vote on Executive Compensation (Proposal 2), Amendments to Our 2006 Equity Incentive Plan to Increase the Shares Available for Issuance and to Extend the Plan’s Term 10 Years (Proposal 3), and Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 4). The advisory vote on our executive compensation, amendments to our 2006 equity incentive plan to increase the shares available for issuance and to extend the plan’s term 10 years, and the ratification of the selection of our independent registered public accounting firm are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the meeting and voting on each matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved these proposals.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one notice describing the Internet availability of our proxy materials to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of the notice at that address. We will promptly send a separate copy of the notice, our annual report or proxy statement to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219 (telephone: 718-921-8124 or 800-937-5449) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Dr. John M. Albertine and Mr. Thomas C. Leonard for election as directors for the three-year term expiring in 2017. Both nominees are currently members of our board of directors. If either nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that either nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Our board of directors believes that the election of Dr. Albertine and Mr. Leonard as directors is in the best interests of our company and our stockholders and recommends a vote FOR their election.

Information regarding the names, ages, principal occupations and employment during the past five years of each of our directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that he should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominees for Director for the Three-Year Term That Will Expire in 2017

John M. Albertine	Dr. Albertine, 69, has been a member of our board of directors since June 2001. Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a Washington, D.C.-based public policy consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, a Washington, D.C.-based investment bank he founded that provides finance, public policy and legal assistance to clients, and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine served as executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; and as chairman, appointed by President Ronald Reagan, of a presidential committee on aviation safety from 1987 to 1988. Dr. Albertine is currently a director of Intersections Inc., a global provider of consumer and corporate identity risk management services, and serves as chairman of its risk committee; and a member of the Governor’s Board of Economic Advisors for the State of Virginia. Until 2013, Dr. Albertine also served for 10 years as a trustee and vice-chairman of the Virginia Retirement System, a public pension fund. Within the last five years, Dr. Albertine also served as a director of Intermagnetics General Corp., Integral Systems, Inc. and Semco Energy, Inc. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of the economy, capital markets and diverse businesses, his service on other public company boards and committees, and his education as an economist.
Thomas C. Leonard	Mr. Leonard, 59, has been a member of our board of directors since June 2005 and is the board’s designated “audit committee financial expert.” Since February 2013, Mr. Leonard has been the Chief Financial Officer and Chief Accounting Officer of Dynasil Corporation of America, a publicly-traded company that develops and manufactures detection and analysis technology, precision instruments and optical components for homeland security, medical and industrial markets. From July 2008 until March 2012, Mr. Leonard was the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly-traded water utility holding company. From 2006 until June 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly-traded management consulting firm, from 2002 to 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise in finance and accounting.

Our directors listed below are not up for election this year and will continue in office for the remainder of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Directors Whose Term Will Expire in 2015

Scott P. Brown	Senator Brown, 54, has been a member of our board of directors since February 2013. From March 2013 to March 2014, he was of counsel at Nixon Peabody LLP, a Boston, Massachusetts law firm. From February 2013 to March 2014, he was also a paid commentator on Fox News on government affairs. Senator Brown served in the U.S. Senate (R-MA) from 2010 to 2013. During his term of office, he served on the following Senate Committees: the Committee on Homeland Security and Governmental Affairs (Ranking Member of the Subcommittee on Federal Financial Management, Government Information and International Security); the Committee on Armed Forces (Ranking Member of the Subcommittee on Airland); the Committee on Small Business and Entrepreneurship; and the Committee on Veterans’ Affairs. Prior to his election to the U.S. Senate, Senator Brown was a Massachusetts state senator from 2004 to 2010. He also served three terms in the Massachusetts House of Representatives representing the 9th Norfolk District (1998-2004). Senator Brown has served as a member of the National Guard for 33 years, currently holding the rank of Colonel in the Judge Advocate General’s Corps (JAG), and currently serving in the Office of the Chief Counsel, National Guard Bureau, as Deputy to the Chief Counsel. From 1985 until joining the U.S. Senate, Senator Brown also maintained a private law practice in Wrentham, Massachusetts. We believe Senator Brown’s qualifications to serve on our company’s board of directors include his good judgment and pragmatic approach to solving problems as well as his wealth of experience on local, state, national and international issues.
William P. Tully	Dr. Tully, 73, has been a member of our board of directors since December 2010. Dr. Tully is emeritus provost, vice president and professor of the State University of New York, College of Environmental Science and Forestry (SUNY-CESF), at Syracuse, New York, and continues to provide part-time instruction, continuing education and graduate student advising contributions. He first joined SUNY-CESF in 1966 as a professor and was provost, vice president from 1985 to 2005. He is also the State University of New York Chancellor’s appointee to the Board of Governors of the New York Sea Grant Institute of the National Oceanic and Atmospheric Administration. From 2005 until 2008, he was the director of the Division of Engineering at SUNY-CESF, with responsibility for undergraduate, graduate and continuing education programs. From 2000 to 2007, Dr. Tully was also director of the Joachim Center for Forestry Industry, Economy and Environment located at SUNY-CESF, which focuses on improving the understanding and resolution of environmental problems facing the pulp and paper and related forestry industries. We believe Dr. Tully’s qualifications to serve on our board of directors include his academic background and extensive study and knowledge of the paper industry, his experience providing private entrepreneurial consulting advice to companies in the paper industry and his expertise in understanding, assessing and developing new technologies and applications for the pulp and paper industry.

Directors Whose Term Will Expire in 2016

Jonathan W. Painter	Mr. Painter, 55, has been our chief executive officer and a member of our board of directors since January 2010 and our president since September 2009. Prior to becoming our president, Mr. Painter was our executive vice president from 1997 to September 2009, and from 2007 to September 2009 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance and corporate strategy, as well as his role as our chief executive officer.
William A. Rainville	Mr. Rainville, 72, has been chairman of our board of directors since 2001 and a member of our board of directors since 1992. Until his retirement as an employee in January 2011, he had served as our executive chairman of the board since 2001. He also served as our president until September 2009 and our chief executive officer until January 2010, positions he held since our incorporation in 1991. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president. Prior to joining Thermo, Mr. Rainville held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper. We believe Mr. Rainville’s qualifications to serve on our board of directors include his decades of experience in the paper industry, including as our chief executive officer for 19 years.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that our stockholders cast an advisory vote on the executive compensation of our named executive officers, usually referred to as “say-on-pay.” This proposal is required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). Our board of directors recommended, and our stockholders agreed in 2011, that our stockholders cast an advisory vote once every year on the executive compensation of our named executive officers. We believe it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, as described in this proxy statement.

Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Our goal is to attract and retain a talented leadership group and we seek to accomplish this goal with a compensation program that rewards performance and is aligned with our stockholders’ long-term interests. Our program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•

Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-

based awards are subject to additional time-based vesting periods once the performance goals have been met. We also use equity compensation in forms that are intended to promote retention of our key personnel, and for this purpose have used stock options and time-based restricted stock units.

•	All of our named executive officers are employees-at-will and none has an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control.

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives to the long-term interests of our stockholders. Our financial performance yielded strong returns over the last two fiscal years and our stock price rose to $40.79 at the close of our 2013 fiscal year from $26.26 at the close of our 2012 fiscal year. For 2013, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and above target pay-outs under our performance-based equity awards.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon the board of directors. The outcome of this advisory vote will not overrule any decision by our company or our board of directors (or any of its committees), create or imply any change to the fiduciary duties of our company or our board of directors (or any of its committees), or create or imply any additional fiduciary duties for our company or our board of directors (or any of its committees). However, our compensation committee, which is responsible for designing and administering our executive compensation program, and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation

Our board of directors recommends a vote FOR Proposal 2. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 3

APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE AND TO EXTEND THE PLAN’S TERM 10 YEARS

Our board has approved amendments to our 2006 equity incentive plan (the Plan) that would increase the shares available for issuance by 525,000 shares and extend the Plan’s term 10 years, and directed that the amendments be submitted to a vote of our stockholders at the annual meeting.

Our compensation committee and board of directors believe that the future success of our company depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, including personnel added to our company through acquisitions. Our compensation committee and board of directors believe that it is in the best interests of our company and stockholders to provide for equity-based awards to our management and key employees and do not believe that the current number of shares available under our existing equity incentive plans are sufficient to meet our company’s needs. As of March 25, 2014, 164,401 shares remained available for issuance under our 2006 equity incentive plan. In March 2014, our compensation committee granted awards under our existing equity incentive plans totaling 141,567 shares. Of these awards, 56,445 were performance-based restricted stock units awarded to our executives, pursuant to which up to an additional 28,223 shares could be delivered if the maximum performance level is achieved for this fiscal year. If the performance-based restricted stock units are earned, they are then subject to additional time-based vested in three equal annual installments, provided the executive remains employed with our company on the vesting date. Of the remaining awards made in March 2014, 25,000 were time-based restricted stock units awarded to our directors as part of our annual director compensation program and 60,122 were time-based restricted stock units awarded to our key employees (including our named executive officers), which vest over three years provided the employee remains employed with our company on each vesting date. Our compensation committee plans to continue to make awards annually that are based upon the value of our stock, and the number of shares subject to annual awards may be higher or lower than the awards granted in March 2014. If approval of the increase in plan shares available under the 2006 equity plan is not approved, our compensation committee may have to reconsider its compensation philosophy for executive officers, which is heavily weighted toward performance-based equity awards.

In addition, the Plan’s term will expire on May 25, 2016, the tenth anniversary of the Plan’s approval by our stockholders in May 2006, and no new awards could be made under the Plan after that date. Under the amendment proposed by our board, the term of the Plan would be extended to May 20, 2024.

The closing price per share of our common stock on the NYSE on March 25, 2014, was $37.36.

Shares Available Under Our Equity Compensation Plans and Share Usage

As of March 25, 2014, we had a total of 185,807 shares available for issuance under our equity incentive plans, consisting of (i) 164,401 shares available for issuance under the Plan and (ii) 21,406 shares available for issuance under our amended and restated 1993 equity incentive plan (1993 Plan). Upon stockholder approval of this proposal to increase the available shares under the Plan, shares will no longer be available for future grant under the 1993 Plan.

As of March 25, 2014, there were an aggregate of 386,626 shares subject to outstanding option awards under our equity incentive plans, with a weighted average exercise price of $20.77 per share and a weighted average remaining term of 7.5 years. In addition, as of March 25, 2014, an aggregate of 337,942 shares were subject to outstanding and unvested full value awards under our equity incentive plans. We do not have any SAR (stock appreciation rights) awards outstanding. The record date common shares outstanding (March 25, 2014) was 11,125,969 shares.

The following table details our share usage under our equity incentive plans for the fiscal years 2011 through 2013:

Fiscal Year	Number of Options Granted	Number of Time-based Restricted Stock Units Granted (1)	Number of Performance- based Restricted Stock Units Earned (2)	Total Grants	Basic Weighted Average Kadant Shares Outstanding	Unadjusted Share Usage (Burn Rate)
2011	81,637	99,345	85,049	266,031	12,124,000	2.19%
2012	82,717	93,198	85,659	261,574	11,456,000	2.28%
2013	92,912	96,657	80,339	269,908	11,153,000	2.42%

Three-Year Average	2.29%

(1)	Includes the following restricted stock unit awards granted to our non-employee directors: 35,000 in 2011; 25,000 in 2012; and 35,000 in 2013.

(2)	Represents the number of performance-based restricted stock units (RSUs) earned in the year. Once earned, the RSUs are subject to additional time-based vesting.

Our company has committed that, with respect to the number of shares subject to awards granted over the next three fiscal years (2014 – 2016), we will maintain an average annual burn rate that does not exceed 3.2% of the weighted average (basic) common shares outstanding. For purposes of calculating the burn rate, each share that is subject to awards other than stock options will count as two shares.

Summary of the Plan

The following is a summary of the material features of the Plan. A copy of the plan, including the proposed amendments, is attached as Annex B.

Purpose. The purpose of the Plan is to advance the interests of our company and our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to our company. The Plan is intended to accomplish these goals by enabling us to offer such persons equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders and to encourage them to continue in our service and to pursue our long-term growth, profitability and financial success.

Effective Date and Term of Plan. The Plan became effective on March 8, 2006 (the date on which the Plan was adopted by our board of directors). No Awards may be granted under the Plan after May 25, 2016. If the amendment is approved by our stockholders, the Plan’s term will be extended to May 20, 2024.

Eligibility and Types of Awards. Employees, officers, directors and consultants of our company and our subsidiaries are eligible to receive stock options, stock appreciation rights, restricted stock and other stock-based awards (each, an Award) under the Plan.

Administration. The Plan is administered by our board of directors, which has the authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable. The board of directors may delegate its powers under the Plan to one or more committees or subcommittees of our board of directors. Our board of directors has authorized the compensation committee to administer the Plan. The compensation committee is currently comprised of two directors who are (a) “independent directors” for the purposes of our corporate governance guidelines, the compensation committee’s charter and the NYSE listing requirements, (b) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and (c) “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). All references in this summary to our board of directors means our board of directors or the compensation committee to the extent that the powers and authority of our board of directors under the Plan have been delegated to the compensation committee.

Shares Available for Award. As of March 25, 2014, the total number of shares of our common stock available for issuance or delivery under the Plan was 164,401 shares and we are requesting that our stockholders approve an increase of 525,000 shares. Shares available under the Plan are subject to adjustment in the event of changes in capitalization, reorganization and change in control events. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. For purposes of counting shares available for issuance under the Plan, shares underlying any Award that expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part or otherwise results in any shares not having been issued, will again be available for issuance under the Plan. Shares underlying stock appreciation rights will be counted unless they can be settled solely in cash. Shares tendered to us to purchase shares upon the exercise of an Award or to satisfy tax withholding obligations will also be added back to the number of shares available under the Plan. Shares granted in assumption of or in substitution for outstanding awards of another company acquired by or combined with our company will also not count against the shares available under the Plan, unless required by law or regulation.

Individual Participant Limitations. Subject to adjustment in the event of changes in capitalization, reorganization and change in control events, the maximum number of shares of common stock that may be granted to any participant under the Plan is 500,000 per calendar year.

Stock Options. Our board of directors may grant either “incentive” stock options within the meaning of Section 422 of the Code or “nonstatutory” stock options (options not intended to qualify as incentive stock options). Our board of directors determines the terms of each option at the time of grant, including the number of shares of common stock to be covered by, the exercise price of, and the conditions and limitations applicable to the exercise of each option. The Plan provides that the exercise price of an option may not be less than 100% of the fair market value per share of common stock on the date of grant and that the term of an option may not exceed ten years. The Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or, except as our board of directors may otherwise provide in an option agreement, by an undertaking of a broker in connection with a “cashless exercise,” (ii) subject to certain conditions, surrender to the company of shares of common stock, (iii) subject to certain conditions, delivery to the company of a promissory note, (iv) any combination of these forms of payment, or (v) any other lawful means as our board of directors may determine.

Stock Appreciation Rights. Our board of directors may grant stock appreciation rights in tandem with or separately from stock options granted under the Plan, on such terms and subject to such conditions as our board of directors may specify, except that the exercise or base price may not be less than the fair market value of the underlying shares on the date of grant and the term may not exceed ten years. A stock appreciation right granted in tandem with an option may be exercised for shares or by surrendering the underlying option in exchange for a distribution from the company in an amount in cash or shares equal to the excess of the fair market value of the shares surrendered on the surrender date over the aggregate purchase price for the surrendered shares. A stand-alone stock appreciation right may be exercised in exchange for a distribution from the company in cash or shares equal to the excess of the fair market value of the underlying shares on the exercise date over the aggregate base price in effect for the underlying shares. We have not issued stock appreciation rights under any of our existing equity incentive plans and do not currently have any stock appreciation rights outstanding.

Restricted Stock and Restricted Stock Units. Our board of directors may grant shares of restricted stock subject to forfeiture or our right to repurchase such shares in the event conditions specified by our board of directors have not been met. Our board of directors may also grant restricted stock units, which are contractual rights to receive, at a future date, shares of our common stock, subject to restrictions specified by our board of directors. Our board of directors determines the terms of Awards of restricted stock or restricted stock units at the time of grant, including the conditions for repurchase or forfeiture and the issue price, if any. Awards of restricted stock or restricted stock units that vest solely upon the passage of time are required to vest ratably over no less than a three-year period. Our board of directors may also grant up to a maximum of 250,000 shares of common stock to which these vesting restrictions do not apply. These limitations on vesting do not apply to Awards that vest based on performance goals determined by our board of directors (including Awards granted in accordance with Section 162(m) of the Code as “performance-based compensation”).

Performance-based Compensation Awards. Our board of directors may grant Awards that entitle a participant to receive cash or stock, or a combination, upon the achievement of performance goals. If an Award is intended to meet the requirements of Section 162(m) of the Code, then the lapsing of restrictions and the distribution of shares pursuant to the Award, as applicable, will be subject to the achievement of one or more objective performance goals established by a committee of our board of directors comprised solely of “outside directors” within the meaning of Section 162(m) of the Code (the Section 162(m) Committee). The Section 162(m) Committee may be the same as the compensation committee if the members of the compensation committee meet the Section 162(m) criteria.

The objective performance goals established by the Section 162(m) Committee shall be based on the attainment of specified levels of one or any combination of the following, which may be absolute or measured against or in relation to other companies comparably, similarly or otherwise situated (collectively Performance Measures): (a) earnings per share, (b) return on average equity or average assets in relation to a peer group of companies designated by the Section 162(m) Committee, (c) earnings, (d) earnings growth, (e) earnings per share growth, (f) earnings before interest, taxes and amortization (EBITA), (g) earnings before interest, taxes, depreciation and amortization (EBITDA), (h) operating income, (i) operating margins, (j) division income, (k) revenues, (l) expenses, (m) stock price, (n) market share, (o) return on sales, assets, equity or investment, (p) achievement of balance sheet or income statement objectives, (q) net cash provided from continuing operations, (r) stock price appreciation, (s) total shareholder return, (t) strategic initiatives, (u) cost control, (v) net operating profit after tax, (w) pre-tax or after-tax income, (x) cash flow, (y) net income, and (z) financial ratios contained in our Company’s debt instruments. To the extent permissible under Section 162(m), the measurement of Performance Measures may exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) cumulative effects of changes in accounting principles, (v) the writedown of any asset and (vi) charges for restructuring and rationalization programs. Performance Measures may vary by participant and may be different for different Awards, and may be particular to a participant or the line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Section 162(m) Committee. The Section 162(m) Committee will set the Performance Measures within the time period prescribed by, and will otherwise comply with the requirements of Section 162(m). The Section 162(m) Committee may adjust downward, but not upward, the cash or the number of shares payable pursuant to an Award that is intended to meet the requirements of Section 162(m). The Section 162(m) Committee may not waive the achievement of the applicable Performance Measures except in the case of the death or disability of the participant or in such other circumstances as may be permitted under Section 162(m).

Other Stock-Based Awards. Our board of directors may grant other Awards of shares of common stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of common stock or other property. Subject to the provisions of the Plan, our board of directors will determine the conditions of each such Award, including any applicable purchase price.

Deferred Awards. Our board of directors may permit the deferral of any Award, whether payable in cash or shares, and may accelerate the time at which delivery of all or any part of shares or cash will occur. However, no deferral of gains on the exercise of stock options or stock appreciation rights is permitted under the Plan.

Repricing. Other than adjustments for changes in capitalization, reorganization and change in control events, unless approved by our stockholders, (a) no outstanding option granted under the Plan may be amended to provide an exercise price lower than the then-current exercise price of the option, (b) no outstanding stock appreciation right granted under the Plan may be amended to provide an exercise price or base price lower than the current exercise price or base price, and (c) no outstanding option or stock appreciation right may be cancelled, exchanged, bought-out, replaced or surrendered in exchange for cash, another award or an option or stock appreciation right with an exercise price lower than the exercise price or base price of the original option or stock appreciation right.

Changes in Capitalization. Our board of directors may make appropriate adjustments to the number of shares of common stock available under the Plan and under outstanding Awards, the exercise prices and share limitations relating to Awards, in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend.

Rights as a Stockholder; Dividends Payable on Outstanding Awards. Under our Plan, participants who receive Awards have no rights as a stockholder until the underlying shares have been issued. Participants in our Plan holding unvested Awards of restricted stock units, including those subject to performance goals, will have no ownership rights as a stockholder until the Award has vested, payment has been made and the underlying shares have been issued. A participant who acquires shares upon vesting of restricted stock or restricted stock units will have all of the rights of a stockholder, including the right to receive dividends and to vote such shares. Dividends and other property payable to a participant is only distributed if and when the restrictions imposed on the applicable Award or the applicable restricted stock has lapsed. Our company initiated a cash dividend program in 2013. We do not pay cash dividends on outstanding Awards until the underlying Award has been vested or exercised.

Payment of Purchase Price. Except as otherwise provided in the Plan, the purchase price of common stock or other rights acquired or granted pursuant to the Plan shall be determined by our board of directors. Our board of directors may determine the method of payment for common stock acquired pursuant to the Plan and may determine that all or any part of the purchase price has been satisfied by past services rendered by a participant.

Change in Control Events. Except as may be otherwise provided in the written agreement evidencing an Award, upon the occurrence of a Change in Control event (as defined in the Plan), (i) outstanding stock options, stock appreciation rights or other stock-based awards that are not then exercisable and fully vested will become fully exercisable and vested for the remainder of their terms, (ii) outstanding restricted stock Awards, restricted stock units or other stock-based Awards subject to restrictions shall be deemed to be fully vested, free of restrictions and conditions (including any right of repurchase by the company) and (iii) the restrictions and other deferral limitations applicable to other Awards shall lapse, and such Awards shall be fully vested, exercisable and free of all restrictions or conditions.

Transferability of Awards. Awards are non-transferable, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Our board of directors may permit or provide in an Award for the transfer of the Award by the participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the participant and/or an immediate family member if, with respect to such proposed transferee, we would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such option under the Securities Act of 1933, as amended. We will not be required to recognize any such proposed transfer until such time as the participant and the proposed transferee shall, as a condition to such transfer, deliver to us a written instrument in form and substance satisfactory to us confirming that such transferee shall be bound by all of the terms and conditions of the Award.

Amendment of Plan. Our board of directors may amend, suspend or terminate the Plan or any part of the Plan at any time, subject to certain limitations. No amendment will be considered effective without stockholder approval if the amendment (i) requires stockholder approval under the rules of the NYSE, (ii) limits or removes a prohibition on the repricing of options or stock appreciation rights, (iii) is required by Section 162(m) of the Code to the extent the amendment is applicable to an Award that is intended to comply with Section 162(m), or (iv) is required by Section 422 of the Code to the extent the amendment is applicable to an incentive stock option.

Compliance with Section 409A of the Code. It is intended that the Plan and Awards made under the Plan comply with or be exempt from the provisions of Section 409A of the Code to the extent that Section 409A of the Code is applicable. Our board of directors intends to administer the Plan in a manner consistent with such intent, and any provision that would cause the Plan or an Award to which Section 409A of the Code applies fail to comply with Section 409A shall not be considered effective until amended to comply with such provision.

New Plan Benefits

The grant of Awards under the Plan is discretionary and the new plan benefits for any particular person or group, including each named executive officer, the executive officers or other officers as a group, or non-management directors as a group are not determinable. For information regarding prior awards made under the Plan, see the information included above under the subheading “Shares Available Under Our Equity Compensation Plans and Share Usage” and the executive compensation and director compensation tables included in this proxy statement.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences of transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe any state, local or foreign tax consequences. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code related to non-qualified deferred compensation.

Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If the optionee does not dispose of shares acquired pursuant to the exercise of an incentive stock option within the later of two years from the date of grant and one year after the date of exercise, then, upon the subsequent sale of the shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed our company.

If the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option within the two- and one-year holding period, generally, the optionee will recognize ordinary compensation income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price of the option, and we will be entitled to deduct such amount, subject to the limitations of Section 162(m) of the Code. Any further gain recognized will be taxed as short- or long-term capital gain and will not result in any deduction by us. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If any incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death or disability of an optionee.

Nonstatutory Stock Options. With respect to nonstatutory stock options granted under the Plan, no income is recognized by the optionee at the time the option is granted. Generally, at exercise, ordinary compensation income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, subject to the limitations of Section 162(m) of the Code. At disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

Stock Appreciation Rights. A recipient will not be taxed upon the grant of a stock appreciation right. A recipient generally will recognize ordinary compensation income upon the exercise of a stock appreciation right equal to the amount of the cash and the fair market value of any stock received. Generally, we will receive a tax deduction equal to the same amount, subject to the limitations of Section 162(m) of the Code. Upon the sale of any such stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

Restricted Stock. A recipient of restricted stock that is subject to a risk of forfeiture generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for the stock. However, a recipient who elects under Section 83(b) of the Code within 30 days of the date of grant of the restricted stock will recognize ordinary compensation income on the date of grant equal to the fair market value of the restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. Generally, we will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, subject to the limitations of Section 162(m) of the Code.

Upon the sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (of, if a Section 83(b) election was made, since the shares were granted) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins just after the forfeiture period expires (or the day after the grant of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code).

Restricted Stock Units. A recipient will not be taxed upon the grant of a restricted stock unit. Shares underlying restricted stock units are generally not deliverable until the vesting requirements and other conditions of the Award have been satisfied. Generally, the recipient will recognize ordinary compensation income equal to the fair market value of the stock at the time the shares are delivered in settlement of the restricted stock unit. The capital gain or loss holding period will begin on the day after the shares are delivered in settlement of the restricted stock unit. We will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of Section 162(m) of the Code. Upon the subsequent sale of stock, the recipient will realize capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of vesting.

Performance Awards. The recipient of unrestricted common stock as a performance Award will generally be subject to tax at ordinary income rates on the fair market value of any common stock issued under the Award, and we will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient. Any cash received under a performance Award will be included in income at the time of receipt, subject to the limitations of Section 162(m) of the Code. The fair market value of any common stock received will also generally be included in income (and a corresponding deduction will generally be available to us) at the time of receipt. The capital gain or loss holding period for any common stock distributed under a performance Award will begin when the recipient recognizes ordinary income in respect of that distribution.

Recommendation

Our board of directors believes that the Plan is an important tool for our company to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of our company.

Our board of directors believes that the amendments to the Plan to increase the shares available for issuance and to extend the Plan’s term by 10 years are in the best interests of our company and stockholders and recommends a vote FOR approval of the amendments. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP as our company’s independent registered public accounting firm for the 2014 fiscal year. KPMG LLP was appointed our company’s independent registered public accounting firm in August 2012, and has audited our consolidated financial statements since our 2012 fiscal year. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2014 annual meeting, our audit committee will reconsider the selection of KPMG LLP. Even if the selection of KPMG LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.

Representatives of KPMG LLP are expected to be present at the 2014 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of KPMG LLP as our company’s independent registered public accounting firm for the 2014 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation and nominating and corporate governance committees are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our web site in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.

Director Independence

Our board of directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of the NYSE: Dr. Albertine, Senator Brown, Mr. Leonard, Mr. Rainville and Dr. Tully. Its findings included an affirmative determination that none of our outside directors has a material relationship with our company. Mr. Painter, who serves as our president and chief executive officer, does not qualify as an “independent director” under the NYSE rules. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:

•	receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;
•	is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;
•	is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or
•	is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, www.kadant.com.

Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE, including the enhanced NYSE independence requirements for members of the compensation committee that became effective in 2014.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine, Senator Brown and Dr. Tully and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Leonard has been designated by our board of directors as its “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers executive compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Dr. Tully. See “Compensation Disclosure and Analysis” below for information regarding the compensation committee’s processes and procedures for the consideration and determination of executive compensation.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Dr. Tully (chairman), Dr. Albertine and Senator Brown.

Attendance at Meetings

In 2013, our board of directors met eight times, the audit committee met seven times, the compensation committee met six times, and the nominating and corporate governance committee met twice. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2013. Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors serving at the time of our 2013 annual meeting of stockholders attended the meeting.

Board Leadership Structure

Our board separated the roles of chief executive officer and chairman of the board beginning with the 2010 fiscal year and believes this leadership structure continues to be appropriate. Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors.

In addition, because our chief executive officer is also a director and is not considered “independent” under the NYSE rules, we also schedule regular executive sessions of our “non-employee” and independent directors without management present.

The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors, all of whom are independent directors. Our board recognizes that different leadership structures may be appropriate in the future, depending on our company’s circumstances, and will periodically review its leadership structure as situations change.

Board Role in Risk Oversight

Our board of directors administers its risk oversight function directly and through its audit committee. The board of directors and the audit committee regularly discuss with management and our independent auditors, our major risk exposures, their potential financial impact on our company, and the steps we take to manage these risks.

In general, management is responsible for the day-to-day management of the risks our company faces, while the board of directors, acting as a whole and through its audit committee, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors meets regularly with our chief executive officer to discuss strategy and the risks facing our company. Senior management attend the regular quarterly meetings of the board of directors and are available to address questions and concerns raised by the board of directors on risk management-related and other matters.

The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, internal audit and the independent auditors.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at our annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the following assessments of the candidate’s:

•	integrity;
•	business acumen, experience and judgment;
•	knowledge of our company’s business and industry;
•	ability to understand the interests of various constituencies of our company and to act in the interests of all our stockholders;
•	potential conflicts of interest; and
•	contribution to diversity on our board of directors.

Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. However, we do not have a formal policy on diversity. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prohibited by law.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the nominating and corporate governance committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with these bylaw procedures will not be included in our company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward certain communications to our board of directors and other matters relating to ordinary business affairs to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our web site, www.kadant.com. We intend to satisfy disclosure requirements of the Securities and Exchange Commission (SEC) and NYSE regarding amendments to, or waivers of, our code of business conduct and ethics on our web site.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, our compensation committee was comprised solely of independent directors. Dr. Albertine and Mr. Leonard served as compensation committee members for the entire fiscal year; Mr. Francis L. McKone served on the committee until his retirement as a director in February 2013; and Dr. Tully served beginning in February 2013 for the remainder of the year. None of our officers, former officers or employees serves on the committee. During fiscal 2013, none of our executive officers served on the board of directors or compensation committee of another company in which any of our directors also served as a director or executive officer.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, nominees for director, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2013 fiscal year and no such disclosable relationships are currently proposed.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2014, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;
•	each of our directors;
•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Wells Fargo & Company (3)	1,189,757	10.7%
Dimensional Fund Advisors LP (4)	1,012,147	9.1%
BlackRock, Inc. (5)	746,528	6.7%
John M. Albertine	18,140	*
Scott P. Brown	6,250	*
Sandra L. Lambert	32,713	*
Eric T. Langevin	79,671	*
Thomas C. Leonard	28,750	*
Thomas M. O’Brien	80,997	*
Jonathan W. Painter	247,737	2.2%
Jeffrey L. Powell	54,453	*
William A. Rainville	59,400	*
William P. Tully	7,500	*
All directors and current executive officers as a group (11 persons)	639,246	5.6%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units that will vest within 60 days after March 1, 2014: Dr. Albertine (1,250), Senator Brown (1,250), Ms. Lambert (4,282), Mr. Langevin (11,526), Mr. Leonard (1,250), Mr. O’Brien (14,130), Mr. Painter (38,864), Mr. Powell (10,596), Mr. Rainville (1,250), Dr. Tully (1,250) and all directors and executive officers as a group (89,930). Shares beneficially owned by the following individuals or group include the following shares underlying employee stock options that are vested and unexercised as of March 1, 2014 or will vest within 60 days after March 1, 2014: Ms. Lambert (11,170), Mr. Langevin (41,431), Mr. O’Brien (50,760), Mr. Painter (147,995), Mr. Powell (36,816), and executive officers as a group (299,027). Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of his son.

(3)	The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company filed on its own behalf and as the parent holding company of Wells Capital Management Incorporated; Wells Fargo Funds Management, LLC; Wells Fargo Advisors, LLC; Peregrine Capital Management, Inc.; Golden Capital Management, LLC; Wells Fargo Advisors Financial Network, LLC; and Wells Fargo Bank, National Association. Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Golden Capital Management, LLC, and Peregrine Capital Management, Inc. are registered investment advisors; Wells Fargo Bank, National Association is a bank; and Wells Fargo Advisors Financial Network, LLC and Wells Fargo Advisors, LLC is a broker dealer. The information about Wells Fargo & Company is based on an amendment to its Schedule 13G filed with the SEC on February 4, 2014, and is as of December 31, 2013.

(4)

The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Dimensional Funds. In its role as investment advisor, sub-advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our shares that are owned by the Dimensional Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 10, 2014, and is as of December 31, 2013.

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. filed as the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC. The information about BlackRock, Inc. is based on an amendment to its Schedule 13G filed with the SEC on January 29, 2014, and is as of December 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2013 on a timely basis, except that one Form 4 originally filed on time was corrected 38 days later to include the grant of an equity award to Senator Brown of 10,000 restricted stock units that vest only upon a change of control.

Securities Authorized for Issuance Under Equity Incentive Plans at Fiscal Year-End

The following table provides information about shares available for issuance under our equity compensation plans as of December 28, 2013:

Equity Compensation Plan Information
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	735,476	(1)	$22.06	(1)	386,435	(2)
Equity compensation plans not approved by stockholders	--		$--		--

Total	735,476	(1)	$22.06	(1)	386,435	(2)

(1)	Excludes an aggregate of 111,514 shares of common stock issuable under our employees’ stock purchase plan in connection with current and future offering periods under the plan. Excludes 2,569 shares reserved for issuance pursuant to our deferred compensation plan for directors.

(2)	Includes an aggregate of 11,514 shares of common stock issuable under our employees’ stock purchase plan in connection with current and future offering periods under the plan. Excludes 2,569 shares reserved for issuance pursuant to our deferred compensation plan for directors.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Executive Summary

Our executive compensation program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive award (bonus). We use objective financial measures based on earnings per share growth and return on average shareholders’ equity to determine our executives’ annual performance-based bonus.

•	Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also use equity compensation in forms that are intended to promote retention of our key personnel, and for this purpose have used stock options and time-based restricted stock units.

•	All of our named executive officers are employees-at-will and none has an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control.

We believe that our executive compensation program reflects our company’s performance and aligns the pay of our executives to the long-term interests of our stockholders. Our financial performance yielded strong returns over the last two fiscal years. For 2013, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and above target pay-outs under our performance-based equity awards.

2013 Financial Performance Highlights

Our compensation committee typically makes its determinations on executive compensation for the named executive officers in February and March of each year, after our company’s financial results for the prior year have been determined. Our company’s financial performance in 2013 was comparable in several respects to 2012, which was one of our best years for financial performance. For example, in 2013, our adjusted EBITDA of $44.7 million was just below the record adjusted EBITDA of $44.8 million reported for 2012. In addition, our stock price rose over 55% to $40.79 at the close of our 2013 fiscal year from $26.26 at the close of our 2012 fiscal year. We reported the following financial highlights from continuing operations in our 2013 earnings release (available on our web site at www.kadant.com):

•	Revenues from continuing operations of $344.5 million in 2013 compared to $331.8 million in 2012;

•	GAAP diluted earnings per share (EPS) of $2.07 for 2013, compared to $2.66 for 2012;

•	Adjusted diluted EPS of $2.07 for 2013, compared to record adjusted diluted EPS of $2.29 for 2012; and

•	Adjusted EBITDA of $44.7 million in 2013, compared to record adjusted EBITDA of $44.8 million in 2012.

Our compensation committee uses certain financial measures that are derived from generally accepted accounting principles (GAAP) to measure the performance of our named executive officers that are based upon adjusted diluted EPS and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. We believe these measures allow us to compare results consistently between periods and to exclude certain items that may not be indicative of our core business, operating results or future outlook. Our compensation committee uses these non-GAAP measures as a basis for compensation decisions relating to our performance-based compensation as described below. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is included in Annex A to this proxy statement.

2013 Say-on-Pay Vote

At our company’s 2013 annual meeting of stockholders, stockholders had the opportunity to approve our executive compensation program by casting a non-binding, advisory vote. A substantial majority of our stockholders approved our program (over 95% of the votes cast were in favor), indicating that major changes to our executive compensation program were not necessary. Our compensation committee considered the stockholder vote in making its determination not to substantially change the structure of our compensation program in 2013 and 2014, although modifications in the design of the metrics used to measure performance were made in 2013 to enhance the pay-for-performance aspects of the annual cash incentive program.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews our company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential. Our compensation committee uses its judgment in making compensation decisions.

Our compensation committee is responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, Towers Watson, as its independent compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. Our compensation committee has assessed the independence of Towers Watson pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent the independent representation of the compensation committee.

Our compensation committee generally relies on Towers Watson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. Towers Watson meets regularly with our compensation committee and attends executive sessions without management as requested by our compensation committee.

Compensation Peer Group. Towers Watson provides annual market data and other specific information on executive compensation and periodically meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducts an annual competitive compensation review in our fourth quarter and uses this review to determine competitive cash and equity-based compensation for our executives for the following fiscal year. For the compensation review, market compensation data is extracted from (1) published executive compensation surveys from Towers Watson’s own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies whose compensation we benchmark include paper and forest product companies and certain diversified technology companies principally based in New England with whom we could potentially compete for executive talent. Because the size of the organizations in our compensation peer groups vary, our compensation consultant adjusts the market data from the peer groups based on our revenue level to develop more comparable comparisons of executive compensation. We have used substantially the same peer group in our competitive compensation review from year to year, although we make changes in the composition of our peer group to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) or to add other comparable companies. For these reasons, our 2013 compensation peer group did not include Domtar Inc., MeadWestvaco Corporation and Temple-Inland Inc., which had been peer group companies in 2012. Otherwise, our compensation peer group was the same as in 2012 and was comprised of the following companies:

Albany International Corporation	Louisiana-Pacific Corporation	Rock-Tenn Company
Avid Technology Inc.	Neenah Paper Inc.	Thermo Fisher Scientific Inc.
Charles River Laboratories	Packaging Corporation of America	Watts Water Technologies Inc.
International Inc.	Plum Creek Timber Company Inc.	Wausau Paper Corporation
CIRCOR International Inc.	Potlatch Corporation	Weyerhaeuser Company
Dover Corporation	PTC Inc. (formerly named	Xerium Technologies Inc.
International Paper Company	Parametric Technology Corp.)

During 2013, our compensation committee reviewed the composition of our compensation peer group and engaged its independent compensation consultant to evaluate the composition of our compensation peer group. We decided to add diversified manufacturing companies that we believe have business profiles comparable to ours, including an industrial customer base, global operations and comparable financial size and corporate structure. We selected the following three companies to add to our compensation peer group for our executive compensation review for 2014: Columbus McKinnon Corporation, ESCO Technologies Inc. and Lydall Inc. These three companies are also among the compensation peer companies selected by Institutional Shareholder Services (ISS) to evaluate our say-on-pay proposal in our 2013 proxy statement. Our compensation committee also considered the peer companies we had used historically and determined that the following companies were no longer appropriate due to their size: International Paper Company, Rock-Tenn Company and Weyerhauser Co. Our reconstituted compensation peer group was used in our compensation surveys conducted in the fourth quarter of 2013 to determine 2014 executive compensation.

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation;
•	equity incentive compensation; and
•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. The significant majority of the compensation for our named executive officers is in the form of performance-based pay, consisting of the cash incentive and equity incentive compensation elements of our compensation program. We determine the compensation of our chief executive officer using the same principles and methodologies used for our other named executive officers, except that his compensation is more heavily weighted toward performance-based pay.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles at comparable organizations in the marketplace. Base salaries are reviewed and adjusted annually in our compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. We target our base salaries generally at the 50th percentile (median) of our compensation peer group. Specific executive salaries may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities. For example, our chief executive officer’s base salary is well below market median and approximates the 25th percentile of our compensation peer group, as his compensation is more heavily weighted toward performance-based incentives. As part of its annual compensation review in March 2013, our compensation committee also reviewed the responsibilities and competitive compensation of our senior executives. As a result of this review, our compensation committee promoted Mr. Powell to the position of executive vice president, approved a salary increase of 10.7%, and increased his reference bonus by 11.7% to reflect his expanded role and responsibilities, and approved salary and reference bonus increases of approximately 6% for our chief executive officer and our chief operating officer. The other named executive officers received salary increases ranging from 3.1% to 3.3%, and reference bonus increases ranging from 3.3% to 3.6%. In March 2014, our compensation committee approved salary increases for 2014 ranging from 2.9% to 3.1% for our executive officers.

Cash Incentive Compensation. Cash incentive compensation opportunities are provided annually and determined based on the achievement of pre-determined quantitative performance measures under our cash incentive plan that was adopted and approved by our stockholders in 2007 and re-approved in 2012. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, establishes a reference (i.e. target) bonus for each executive, determines the performance period applicable to the award and establishes the performance goals and ranges applicable to the awards.

Our compensation committee annually determines a reference (i.e. target) bonus for each of our named executive officers based on assessments of the executive’s job responsibilities, length of service and competitive market compensation data, when compared to our compensation peer group. Base salary and reference bonus together (target total cash compensation) are meant to approximate the median of competitive compensation for executives with similar responsibilities and experience, based on assessments of our compensation peer group. Actual target total cash compensation of a particular executive may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities. For example, target total cash compensation for our chief executive officer approximates the 25th percentile of our compensation peer group, and his reference bonus constitutes a higher percentage of his base salary (approximately 70%) as his target total cash compensation is weighted more heavily toward performance-based incentives.

Our compensation committee regularly assesses the design and effectiveness of our executive compensation program. Our annual cash incentive program is designed to measure performance objectively, without the need to annually set or re-set target financial performance levels for the program. Our compensation committee adjusts the performance measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of assets, discrete tax items, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations. At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure.

We use two performance metrics (i) growth in adjusted diluted earnings per share as compared to the average adjusted diluted earnings per share for the prior two fiscal years and (ii) adjusted return on average shareholders’ equity (the average of shareholder’s equity at the beginning and end of the fiscal year). In 2012, our compensation committee engaged its compensation consultant to review and evaluate the design of our annual cash incentive program, which culminated in the adoption in 2013 of minor modifications in the formulas used to measure our performance that apply to the program for 2013 and future years. Our compensation committee determined that the design of our annual incentive program was highly effective in delivering incentives correlated to the financial performance of our company, but required some customization to reflect the cyclicality in our business and the volatility of the economic environment. The performance metrics measuring growth in adjusted earnings per share and return on stockholder’s equity were retained by our compensation committee as it continues to believe that these provide effective benchmarks of performance. It was our compensation committee’s belief, after significant discussion with its compensation consultant, that the adoption of minor modifications to the formulas used in the performance metrics would result in a more appropriate pay-for-performance design. These modifications consisted of the following:

•	The earnings per share metric would measure performance from -30% to 40% growth compared to the average of the prior two fiscal years, with a target established at 10% growth (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The return on stockholders’ equity metric would measure performance from 4% to 12%, with a target established at an 8% return on average stockholders’ equity (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The two metrics (growth in adjusted diluted earnings per share and return on stockholders’ equity) would be weighted equally; and

•	Each performance metric would be translated into a bonus factor ranging from zero to 2.5 using the following linear scales:

•	The linear scale used for the earnings per share growth metric has two slopes: from -30% to 10%, the bonus factor is calculated on a linear progression from zero to one; and from 10% to 40%, the bonus factor is calculated on a linear progression from one to 2.5. In addition, for purposes of the comparison to prior years, the performance metric used cannot be lower than -30% or higher than 40%.

•	The linear scale used for the return on stockholders’ equity metric has two slopes: from 4% to 8%, the bonus factor is calculated on a linear progression from zero to one; and from 8% to 12%, the bonus factor is calculated on a linear progression from one to 2.5.

In March 2013, our compensation committee also reviewed the relationship between the executives’ reference bonuses and the total bonus factor. Under the program as it existed before the modifications, reference bonuses were somewhat below market but the total bonus factor resulted in payouts above target on average. At our compensation committee’s request, the compensation consultant conducted extensive modeling, and in combination with the changes to the performance metrics noted above, our compensation committee increased individual reference bonuses by 10% in addition to the increases noted above. After giving effect to the compensation changes for 2013, the reference bonus as a percentage of total annual cash compensation increased slightly from 2012 to 2013. For example, for our chief executive officer, the reference bonus as a percentage of total annual target cash compensation (defined as salary plus reference bonus) increased from 41% in 2012 to 44% in 2013. For the other named executive officers, the reference bonus as a percentage of total annual target cash compensation increased from a range between 36% to 38% in 2012 to a range between 38% to 40%, except for Ms. Lambert whose percentage increased from 29% to 31%.

In March 2013, our compensation committee selected the eligible participants under our cash incentive plan, determined the performance measures and targets and established the 2013 fiscal year as the applicable performance period. In February 2014, our compensation committee determined the extent to which the performance measures had been met or exceeded, as follows. Our adjusted earnings per share for 2013 exceeded the prior two-year average adjusted earnings per share by 10.43%, and resulted in a bonus factor of 1.02. The adjusted return on average shareholders’ equity was 10.44% for 2013, and resulted in a bonus factor of 1.91. In 2013, these performance measures were weighted equally for all of the named executive officers, and resulted in a weighted bonus factor of 1.47. In February 2014, our compensation committee determined to pay cash incentives for 2014 by applying the weighted objective bonus factor to the reference bonus for each executive, resulting in the non-equity compensation reported in the Summary Compensation Table.

Finally, in March 2014, our compensation committee selected the executives who are eligible to receive incentive opportunities under our cash incentive plan for 2014, including all the named executive officers, determined the performance measures and targets and established the 2014 fiscal year as the applicable performance period. Our compensation committee also approved increases in the reference bonuses of our executive officers for 2014 ranging from 2.9% to 3.1%.

Equity Incentive Compensation

Our compensation committee considers the award of equity-based incentives to the named executive officers each year an essential part of our executive compensation program. Our compensation committee annually evaluates our equity compensation program against market practice using surveys conducted by its independent compensation consultant, and targets the total estimated value of the long-term equity awards to be delivered to executive officers to the 50th percentile of market compensation for long-term equity awards for executives in comparable positions based on our survey data. Our committee also adjusts the estimated value to be delivered to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. Specific target equity incentives may be higher or lower than the 50th percentile. For example, target equity incentives for our chief executive officer are slightly above the 50th percentile, as his compensation is weighted more heavily toward equity incentives rather than cash incentives. Our compensation committee believes that a mixed portfolio of performance-focused equity incentive vehicles and retention-focused equity incentive vehicles allows executives to be compensated for both shorter-term performance with a longer-term retention element. Our compensation committee has used several vehicles to achieve its objectives, including performance-based RSUs, stock options and time-based RSUs.

Performance-based RSUs have a one-year performance measurement period linked to the fiscal year in which they are granted. Our compensation committee uses as the performance measure EBITDA generated from our continuing operations for the fiscal year in which the award is made and adjusted to exclude the effects of restructuring costs and other non-recurring items, results from acquired operations during the year, depreciation and amortization expenses, and non-cash compensation expenses (adjusted EBITDA). At the end of the fiscal year, our compensation committee determines the actual adjusted EBITDA and compares it to the target adjusted EBITDA, to determine whether and to what extent the performance measure has been achieved, or “earned.” Performance is measured against a linear progression that has two slopes, which is intended to reward performance falling within a performance range of between 50% and 115% of the target performance measure. If actual adjusted EBITDA is between 50% and 100% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 50% and 100% of the target RSU amount. If actual adjusted EBITDA is between 100% and 115% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 100% and 150% of the target RSU amount. If actual adjusted EBITDA is below 50% of the target adjusted EBITDA, no shares are earned and the RSU is forfeited. To the extent an RSU award is earned, it is then subject to additional time-based vesting in three equal annual installments, provided that the executive remains employed with our company on the vesting date. Our compensation committee seeks to establish an aggressive, but achievable, adjusted EBITDA target based on our company’s expectations for the fiscal year.

Stock options are granted at fair market value and vest in three annual installments on each of the first, second and third anniversary of the grant date, provided the executive remains employed with our company on the vesting date, and expire 10 years from the grant date.

Time-based RSUs generally vest in three equal annual installments, provided that the executive remains employed with our company on the vesting date.

Using this methodology, in March 2013, our compensation committee awarded performance-based RSUs and stock options to all of the named executive officers. The estimated value of the March 2013 awards granted to the named executive officers, including our chief executive officer, was split 60/40 between performance-based RSUs and stock options. The grant date fair value of the performance-based RSUs and stock options were $24.98 and $11.33 per share, respectively. The target adjusted EBITDA established by our compensation committee for the 2013 fiscal year for the performance-based RSUs was $43.4 million. In

February 2014, our compensation committee determined that the actual adjusted EBITDA for fiscal 2013 used for this purpose was $47.7 million, which represented nearly 110% of the target adjusted EBITDA, resulting in an upward adjustment in the number of performance-based RSUs earned for the 2013 fiscal year equal to 133.1% of the target RSU amount for each executive. The earned performance-based RSUs and stock options awarded in 2013 to our named executive officers are reported below in the table “Executive Compensation - Grants of Plan-Based Awards in Fiscal 2013.”

In March 2014, our compensation committee awarded performance-based RSUs and time-based RSUs to all of the named executive officers. The estimated value of the March 2014 awards granted to the named executives officers, including our chief executive officer, was split 80/20 between performance-based RSUs and time-based RSUs. The grant date fair value of the performance-based RSUs and time-based RSUs were $38.81 and $38.23 per share, respectively. After reviewing the usage of available shares (“burn rate”) annually and over the last three years, our compensation committee decided not to award stock options in 2014, and instead used fewer time-based RSUs to satisfy the retention element of its compensation program. Our compensation committee has committed that, with respect to the number of shares subject to awards granted over the next three fiscal years (2014 – 2016), we will maintain an average annual burn rate that does not exceed 3.2% of the weighted average (basic) common shares outstanding. For purposes of calculating the burn rate, each share that is subject to awards other than stock options will count as two shares.

Other Elements of Compensation

Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, all our named executive officers, except Mr. Powell, are participants in a noncontributory defined benefit retirement plan (Retirement Plan), which is described in “Executive Compensation – Pension Benefits in Fiscal 2013.”

In March 2011, our compensation committee determined that the pension benefits of our named executive officers did not align with market practices and adopted an unfunded restoration plan (Restoration Plan) for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable Internal Revenue Service (IRS) limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan. Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. The benefit under the Restoration Plan vests on December 31, 2013 for participants in the Restoration Plan as of its adoption, although vesting is accelerated upon the participant’s death or disability, or upon a change-in-control of our company, as such terms are defined in the Restoration Plan, provided the participant was then employed by us. The Restoration Plan is an unfunded nonqualified defined benefit plan.

All our named executive officers are employees-at-will and can retire at any time. Executives who meet the eligibility requirements may retire early (before the normal retirement age of 65 under our retirement plans) but will receive reduced benefits compared to the benefits received at normal retirement age under our retirement plans. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Change in Control Agreements. We have had change in control arrangements in effect with our named executive officers since 2001 (except for Mr. Powell, whose agreement was entered into in 2008, when he joined our company). These agreements provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Retention Agreements.”

No Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) in excess of $1 million per person, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation programs, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. Our annual cash incentive plan and our performance-based restricted stock units have been designed to meet the requirements of Section 162(m). From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Stock Ownership Guidelines

We believe that executive stock ownership is important in aligning the interests of our executives with those of our stockholders. In March 2011, we adopted stock ownership guidelines for our executive officers that require our chief executive officer to hold shares equivalent in value to three times his annual base salary and our other executive officers to hold shares equivalent in value to one times their annual base salary. For purposes of calculating stock ownership, we include shares beneficially held by each executive officer and performance-based RSUs to the extent the performance measure has been met or earned, even if the RSU is unvested. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and our executive officers have five years from the later of the adoption of our stock ownership guidelines or their appointment as an executive officer to attain compliance.

As of March 2014, all of our executive officers were in compliance with our stock ownership guidelines. Our director stock ownership guidelines are described under “Director Compensation.”

Risk Assessment of Our Compensation Policies

Our compensation committee has reviewed our compensation program, and based on that review, has concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

William P. Tully

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated executive officers in fiscal 2013. These executive officers are collectively referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen -sation ($)(4)	Total ($)
Jonathan W. Painter	2013	$482,000	$927,057	$486,227	$551,300	$55,773	$37,479	$2,539,836
President and Chief	2012	$455,000	$873,880	$450,240	$769,902	$166,097	$37,182	$2,752,301
Executive Officer	2011	$440,000	$986,040	$488,467	$777,500	$188,696	$34,914	$2,915,617
Thomas M. O’Brien	2013	$333,000	$337,075	$176,793	$330,800	$26,292	$22,349	$1,226,309
Executive Vice	2012	$323,000	$317,761	$163,707	$473,418	$191,555	$22,144	$1,491,585
President and Chief	2011	$312,000	$358,535	$177,613	$477,500	$327,788	$21,931	$1,675,367
Financial Officer
Eric T. Langevin	2013	$318,000	$274,941	$144,197	$286,700	$(41,065)	$32,217	$1,014,990
Executive Vice President	2012	$300,000	$259,195	$133,535	$401,688	$155,295	$31,943	$1,281,656
and Chief Operating Officer	2011	$290,000	$292,450	$144,871	$405,000	$210,946	$27,088	$1,370,355
Jeffrey L. Powell	2013	$300,000	$263,749	$138,339	$272,000	-	$31,145	$1,005,233
Executive Vice	2012	$271,000	$233,407	$120,255	$363,432	-	$22,568	$1,010,662
President (5)	2011	$262,000	$263,367	$130,453	$365,000	-	$30,000	$1,050,820
Sandra L. Lambert	2013	$248,000	$102,157	$53,568	$166,600	$7,691	$31,999	$610,015
Vice President, General	2012	$240,000	$96,273	$49,612	$239,100	$81,632	$31,756	$738,373
Counsel and Secretary	2011	$234,000	$108,664	$53,816	$242,500	$91,085	$29,895	$759,960

(1)	Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2011, 2012 and 2013. These amounts do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of option awards is computed in accordance with Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note 3 of the financial statements in our annual report on Form 10-K for the year ended December 28, 2013.

(2)	Represents amounts earned for 2011, 2012 and 2013 under our cash incentive plan. Our 2013 cash incentive plan awards are described above under “Compensation Discussion and Analysis – Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under our defined benefit retirement and restoration plans, described below under the heading “Pension Benefits in Fiscal 2013.”

(4)

Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. The employer costs of a leased car or car allowance payment for the named executives officers in 2013 were as follows: Mr. Painter - $24,500;

Mr. O’Brien - $9,835; Mr. Langevin - $19,750; Mr. Powell - $19,750; and Ms. Lambert - $19,750. In 2013, our employer contribution made under our 401(k) savings plan was $11,475 for each named executive officer, except for Mr. Powell for whom our employer contribution was $10,456. In 2013, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and the premiums paid on behalf of the named executive officers were as follows: Mr. Painter - $1,504; Mr. O’Brien - $1,039; Mr. Langevin - $992; Mr. Powell - $936; and Ms. Lambert - $774.

(5)	Mr. Powell was promoted to executive vice president from senior vice president on March 7, 2013.

Grants of Plan-Based Awards in Fiscal 2013

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2013.

Grants of Plan-Based Awards in Fiscal 2013
Name	Grant Date	Estimated Possible Payouts under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Jonathan W. Painter	3/6/13	$551,300	--	--	--	--
	3/6/13	--	37,107	--	--	$927,057
	3/6/13	--	--	42,915	$25.98	$486,227
Thomas M. O’Brien	3/6/13	$330,800	--	--	--	--
	3/6/13	--	13,492	--	--	$337,075
	3/6/13	--	--	15,604	$25.98	$176,793
Eric T. Langevin	3/6/13	$286,700	--	--	--	--
	3/6/13	--	11,005	--	--	$274,941
	3/6/13	--	--	12,727	$25.98	$144,197
Jeffrey L. Powell	3/6/13	$272,000	--	--	--	--
	3/6/13		10,557			$263,749
	3/6/13			12,210	$25.98	$138,339
Sandra L. Lambert	3/6/13	$166,600	--	--	--	--
	3/6/13	--	4,089	--	--	$102,157
	3/6/13	--	--	4,728	$25.98	$53,568

(1)	Represents the cash amount earned in 2013 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2013 fiscal year as described in “Compensation Discussion and Analysis – Annual Cash Compensation – Cash Incentive Compensation.” In February 2014, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis – Annual Cash Compensation.”

(2)	Represents the number of shares subject to a performance-based RSU award granted in 2013 under our 2006 equity incentive plan. The RSUs were subject to performance goals for the 2013 performance period that our compensation committee determined were met for the 2013 performance period. See “Compensation Discussion and Analysis – Equity Incentive Compensation.” The RSUs are subject to additional time-based vesting, and one-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2014, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon death, disability or a change in control of our company.

(3)	Represents the grant date fair value of RSUs or stock options awarded to our named executive officers in 2013, which were $24.98 and $11.33 per share, respectively.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Jonathan W. Painter	-	42,915	$25.98	3/6/2023	76,897	$3,313,629
	12,839	25,676	$21.91	3/7/2022
	25,342	12,671	$24.90	3/9/2021
	70,000	-	$14.17	3/3/2020
Thomas M. O’Brien	-	15,604	$25.98	3/6/2023	27,960	$1,140,488
	4,668	9,336	$21.91	3/7/2022
	9,215	4,607	$24.90	3/9/2021
	22,400	-	$14.17	3/3/2020
Eric T. Langevin	-	12,727	$25.98	3/6/2023	22,807	$930,298
	3,808	7,615	$21.91	3/7/2022
	7,516	3,758	$24.90	3/9/2021
	18,298	-	$14.17	3/3/2020
Jeffrey L. Powell		12,210	$25.98	3/6/2023	21,185	$864,136
	3,429	6,858	$21.91	3/7/2022
	6,768	3,384	$24.90	3/9/2021
	15,736	-	$14.17	3/3/2020
Sandra L. Lambert		4,728	$25.98	3/6/2023	8,473	$345,600
	1,415	2,829	$21.91	3/7/2022
	2,792	1,396	$24.90	3/9/2021
	6,783	-	$14.17	3/3/2020

(1)	Each stock option listed vests and becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date, provided the named executive officer remains employed by our company through the applicable vesting dates. The vesting of the options is accelerated upon death, disability or a change in control of our company.

(2)	Represents the number of our shares underlying RSU awards that vest at various dates after December 28, 2013, provided that the named executive officer remains employed with our company through the applicable vesting dates. The vesting of the RSU awards is accelerated upon death, disability or a change in control of our company.

(3)	Based upon the closing price of our common stock of $40.79 on December 27, 2013, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2013 for each of our named executive officers. No other equity awards vested or were exercised during fiscal 2013.

Option Exercises and Stock Vested in Fiscal 2013
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Painter	0	-	40,995	$1,089,647
Thomas M. O’Brien	0	-	14,434	$383,656
Eric T. Langevin	0	-	11,779	$313,086
Jeffrey L. Powell	0	-	10,449	$277,734
Sandra L. Lambert	0	-	4,373	$116,234

(1)	Determined by multiplying the number of shares vesting by the market value on the vesting dates.

Pension Benefits in Fiscal 2013

We provide retirement benefits to our named executive officers under our noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan). All our named executive officers, except Mr. Powell, are participants in in the Retirement Plan and Restoration Plan.

Retirement Plan. Under our Retirement Plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), that is a percentage of average monthly compensation before retirement multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Eligible employees who retire early (before the normal retirement age of 65) receive reduced benefits compared to the benefits they would receive at the normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the fifteen-year period preceding retirement, but the annualized compensation used for this calculation may not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans, which was $255,000 in 2013. The eligible employee then receives a percentage of such amount, currently determined as 1.15% of average pay up to an annualized threshold that is currently $113,000, and 1.75% of average pay in excess of the annualized threshold. Benefits under the retirement plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits. This plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees. Mr. Powell joined our company in 2008 and is not eligible to participate in the Retirement Plan.

Restoration Plan. Our Restoration Plan was adopted in 2011 for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable IRS limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan. Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. The benefit under the Restoration Plan vested on December 31, 2013 for all current participants in the Restoration Plan. The Restoration Plan is an unfunded nonqualified defined benefit plan.

We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our change in control agreements to recognize additional age and length of service in calculating the pension benefits payable to our named executive officers under these plans.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2013 for the named executive officers who are participants in our Retirement Plan and Restoration Plan using the assumptions described in the footnote. No benefits were paid to any of our named executive officers in fiscal 2013.

Pension Benefits in Fiscal 2013
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jonathan W. Painter	Retirement Plan	13	$349,356
	Restoration Plan	13	$263,488
Thomas M. O’Brien	Retirement Plan	22	$928,293
	Restoration Plan	22	$262,443
Eric T. Langevin	Retirement Plan	27	$569,295
	Restoration Plan	27	$103,382
Sandra L. Lambert	Retirement Plan	12	$397,748
	Restoration Plan	12	$0

(1)        The accumulated benefit is based on service and compensation, as described above, through December 31, 2013, the plan’s year end. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the 2014 IRS Combined Static Mortality Table (for Small Plans) and 4.79% Interest Rate.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

During 2013, we had no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

Executive Retention Agreements. We have no employment agreements or severance agreements with our named executive officers that provide benefits upon termination of employment, other than termination upon a change in control. We have had change in control agreements in effect with each of our named executive officers since 2001 that provide severance pay and continuation of certain welfare benefits in the event of a change in control and a termination of the executive’s employment under specified circumstances within 24 months following the change in control. Mr. Powell’s change in control agreement was entered into in January 2008, when he joined our company. All of these agreements were in effect during 2013 and have not been modified or amended.

A “change in control” is defined in the change in control agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;
•	the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;
•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and

(b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or
•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The change in control agreements provide for the immediate vesting of all of the named executive officer’s equity incentive awards upon a change in control.

In addition, the agreements provide severance benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control (a “double-trigger” event). If there is a change in control and the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:

•	his or her salary through the date of termination;
•	any cash incentives earned but not yet paid for the most recently completed fiscal year; and
•	a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current reference bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).

If such an event had occurred on December 31, 2013, all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously earned but deferred bonus. If such an event occurred on December 31, 2013, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the change in control agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:

•	salary through the date of termination;
•	any bonus earned but not yet paid for the most recently completed fiscal year;
•	a pro rata bonus (calculated as above);
•	a lump sum severance payment equal to two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;
•	continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;
•	additional age and length of service equal to two years in calculating the pension and supplemental retirement benefits payable to the named executive officers under our Retirement and Restoration Plans; and
•	a cash payment to be used toward outplacement services equal to $20,000.

The timing of payments under the change in control agreements is subject to applicable provisions of Section 409A of the Internal Revenue Code. In addition, the change in control agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of December 29, 2013 and their employment terminated for good reason by the executive or without cause by us on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of December 28, 2013
Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives(1)	Present Value of Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
Jonathan W. Painter	$2,519,000	$4,458,305	$762,611	$101,139	$20,000	$1,448,181
Thomas M. O’Brien	$1,621,000	$1,621,053	$1,504,416	$61,664	$20,000	-
Eric T. Langevin	$1,446,000	$1,322,270	$724,365	$90,615	$20,000	-
Jeffrey L. Powell	$1,330,000	$1,228,217	-	$88,471	$20,000	$654,217
Sandra L. Lambert	$981,000	$491,189	$492,286	$89,970	$20,000	-

(1)	Represents equity incentives in the form of RSUs and the incremental value of in-the-money stock options that would vest assuming a change in control event and employment termination on December 28, 2013, and that are valued using $40.79 per share, the closing price of our common stock on December 27, 2013, the last trading day before the end of our fiscal year. Does not include awards granted after December 28, 2013.

(2)	Represents the actuarial present value of the named executive officer’s accumulated benefit that could be received in a lump sum under our Retirement Plan and Restoration Plan, after adjustment for the additional age and length of service provisions in the officer’s change in control agreement.

(3)	Represents the aggregate amount of the annual additional compensation reported in the Summary Compensation Table under “All Other Compensation,” which would continue to be provided for the period covered by the change in control agreement. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, this amount also includes the aggregate amount of premiums we currently pay on behalf of the named executive officer for health and welfare benefits, which would continue to be provided for the period covered by the change in control agreement. We paid the following in premiums in 2013 for each named executive officer: Mr. Painter - $13,090; Mr. O’Brien - $8,483; Mr. Langevin - $13,090; Mr. Powell - $13,090; and Ms. Lambert - $12,986.

DIRECTOR COMPENSATION

Our directors who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $50,000.
•	An additional annual retainer for the non-executive chairman of the board of $50,000.
•	An additional annual retainer for chairmen of the following committees: audit committee - $8,000; compensation committee - $4,000; nominating and corporate governance committee - $2,500.
•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

We do not provide any meeting fees to our directors for their board service. All annual retainers are paid in equal monthly installments.

Each of our non-employee directors also receives an annual award of 5,000 RSUs, deliverable in shares of common stock upon vesting. The RSUs vest in installments of 1,250 shares each on the last day of each of our fiscal quarters during the fiscal year. Each of our non-employee directors has also received an award of 10,000 RSUs that vests only if a change in control of our company occurs prior to the last day of the first quarter of 2015. Senator Brown received this one-time award of 10,000 RSUs in connection with his appointment as a director in 2013. Any awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates for any reason other than a change in control. The vesting of all awards accelerates in the event of a change in control of our company. All awards were made under our stockholder-approved equity incentive plans.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. In such event, the size and the terms of any grant would be determined by the compensation committee of our board of directors. No stock options were granted to directors in 2013.

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our company’s stock equivalent in value to three times their annual cash retainer. For purposes of calculating stock ownership, we include shares beneficially held by each director and unvested RSUs. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and each director has five years from the later of the adoption of our stock ownership guidelines or their appointment as a director to attain compliance.

As of March 2014, all of our directors were in compliance with our stock ownership guidelines. Our stock ownership guidelines for executive officers are described in “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Director Compensation for Fiscal 2013

The following table provides compensation information for our non-employee directors in fiscal 2013. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Albertine	$54,000	$129,600	$183,600
Scott P. Brown	$45,833	$388,800	$434,633
Thomas C. Leonard	$58,000	$129,600	$187,600
William A. Rainville	$100,000	$129,600	$229,600
William P. Tully	$52,292	$129,600	$181,892

(1)	The amounts reported in this column are for meeting fees, annual retainers and chairman retainers earned in 2013.

(2)	Represents the aggregate grant date fair value for RSU awards granted to our non-employee directors in 2013. The value shown for Senator Brown includes $252,000, the grant date fair value of the 10,000 RSUs granted in connection with his appointment as a director in 2013, which will vest only if there is a change of control of our company prior to the end of the first quarter of 2015.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on our web site at www.kadant.com. The audit committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing our company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended December 28, 2013, with management and our independent registered public accounting firm, KPMG LLP. We also discussed with KPMG LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards. We have received from KPMG LLP the letter and other written disclosures required by applicable requirements of the PCAOB standards regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with KPMG LLP their independence from our company. We have also considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended December 28, 2013, for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

Scott P. Brown

John M. Albertine

William P. Tully

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

On August 14, 2012, our audit committee appointed KPMG LLP (KPMG) as our company’s independent registered public accounting firm, and dismissed Ernst & Young LLP (E&Y). The decision to change auditors was the result of a request for proposal process in which the audit committee evaluated the credentials of several firms, including E&Y.

The audit reports of E&Y on our company’s consolidated financial statements as of and for the fiscal years ended January 1, 2011 and December 31, 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended January 1, 2011 and December 31, 2011 and the subsequent interim period through the date of E&Y’s dismissal, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its audit reports on our company’s consolidated financial statements for such years and (b) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). The information in this paragraph was previously disclosed in our current report on Form 8-K dated August 14, 2012 and filed with the SEC on August 17, 2012. We provided a copy of these disclosures prior to our filing and E&Y supplied a letter, attached as an exhibit to the filing, which confirmed their agreement with these disclosures.

Audit Fees

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by KPMG LLP for 2013 and 2012 (since August 14, 2012) and by E&Y for 2012.

All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2013 KPMG	Fiscal 2012 KPMG	Fiscal 2012 E&Y
Audit Fees (1)	$1,140,900	$962,200	$212,000
Audit-Related Fees (2)	$244,500	$0	$66,200
Tax Fees (3)	$88,000	$0	$14,300
All Other Fees	$0	$0	$0

Total Fees	$1,473,400	$962,200	$292,500

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services provided by KPMG in 2013 represented fees for financial due diligence related to proposed acquisitions. Audit-related services provided by E&Y in 2012 represented fees related to the transition from E&Y to KPMG, the review of a SEC comment letter and issuance of consents.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax compliance services accounted for $14,300 of the total tax fees paid to E&Y for 2012. Tax advice and tax planning services related primarily to assistance with tax audits and appeals, due diligence, and international tax planning. Tax advice and tax planning services accounted for $88,000 of the total tax fees paid to KPMG for 2013.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of our interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2014 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2015 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 8, 2014. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2015 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 19, 2015 and before March 21, 2015. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by us. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

April 7, 2014

ANNEX A

Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Diluted EPS Reconciliation	Twelve Months Ended Dec. 28, 2013		Twelve Months Ended Dec. 29, 2012
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$23.4	$2.07	$31.6	$2.74
Loss (Income) from discontinued operation	0.1	—	(0.7)	-

Income and Diluted EPS from Continuing Operations, as reported	23.5	2.07	30.9	2.74
Adjustments for the following:
Other Expense (a)	-	-	0.3	(0.13)
Benefit from discrete tax items (b)	-	-	(4.6)	(0.51)

Adjusted Net Income and Adjusted Diluted EPS (c)	$23.5	$2.07	$26.6	$2.10

(a)	Reflects other expense of $0.3 million in the twelve-month period ended December 29, 2012 associated with accelerated depreciation related to a facility consolidation.
(b)	Reflects a benefit from discrete tax items of $4.6 million in the twelve-month period ended December 29, 2012, primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. based on a consideration of expected profitability and foreign source income in future periods.
(c)	Adjusted diluted EPS was calculated using the reported weighted average diluted shares for each period.

Adjusted Operating Income and Adjusted EBITDA Reconciliation ($ in millions)	Twelve Months Ended Dec. 28, 2013	Twelve Months Ended Dec. 29, 2012

Net Income Attributable to Kadant	$23.4	$31.6
Net Income Attributable to Noncontrolling Interest	0.2	0.2
Loss (Income) from Discontinued Operation, Net of Tax	0.1	(0.7)
Provision for Income Taxes	9.3	4.8
Interest Expense, net	0.3	0.5

Operating Income	33.3	36.4
Restructuring Costs and Other Income, net (a)	0.1	-
Acquired Backlog Amortization (b)	1.1	-
Acquired Profit in Inventory (c)	1.5	-

Adjusted Operating Income	36.0	36.4
Depreciation and Amortization	8.7	8.4

Adjusted EBITDA	$44.7	$44.8

(a)	Reflects restructuring costs of $1.8 million, net of a gain of $1.7 million on the sale of assets, in the twelve-month period ended December 28, 2013.
(b)	Represents intangible amortization expense associated with backlog acquired in 2013.
(c)	Represents expense in 2013 associated with acquired profit in inventory.

Adjusted net income, adjusted diluted earnings per share (EPS), adjusted operating income, and adjusted EBITDA are non-GAAP financial measures. These non-GAAP financial measures exclude items that are not indicative of our normal operating results and are not comparable to other periods, which may have differing levels of acquired profit in inventory and backlog, restructuring costs, other expense (income), or discrete tax items or none at all. We provide these non-GAAP measures to give investors additional insight into our annual operating performance, especially when compared to periods in which such items had greater or lesser effect or no effect. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with generally accepted accounting principles (GAAP). In addition, the non-GAAP financial measures have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors’ requests and gives them an additional measure of our performance.

A-1

ANNEX B

KADANT INC.

AMENDED AND RESTATED

2006 EQUITY INCENTIVE PLAN

(As amended by the board of directors on March 6, 2014 and pending stockholder approval of such amendments at the annual meeting to be held on May 20, 2014)

1.	Purpose

The purpose of this 2006 Equity Incentive Plan (the “Plan”) of Kadant Inc. (the “Company”) is to advance the interests of the Company and its stockholders by enhancing the Company’s ability to attract, retain and motivate persons (such as employees, officers and directors of, and consultants to, the Company and its subsidiaries) who are expected to make significant contributions to the future growth and success of the Company and its subsidiaries. The Plan is intended to accomplish these goals by enabling the Company to offer such persons equity ownership opportunities or performance-based stock incentives in the Company, or any combination thereof (“Awards”), that are intended to align their interests with those of the Company’s stockholders and to encourage them to continue in the service of the Company and to pursue the long-term growth, profitability and financial success of the Company.

2.	Administration

The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board shall have full power to interpret and administer the Plan, including full authority to:

•	prescribe, amend and rescind rules and regulations relating to the Plan and Awards,
•	select the persons to whom Awards will be granted (“Participants”),
•	determine the type and amount of Awards to be granted to Participants (including any combination of Awards),
•	determine the terms and conditions of Awards granted under the Plan (including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change in control, vesting, forfeiture, restrictions, dividends and interest, if any, on deferred amounts),
•	waive compliance by a Participant with any obligation to be performed by him or her under an Award,
•	waive any term or condition of an Award, cancel an existing Award in whole or in part with the consent of a Participant,
•	grant replacement Awards,
•	accelerate the vesting or lapse of any restrictions of any Award,
•	correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award, and
•	adopt the form of instruments evidencing Awards under the Plan and change such forms from time to time.

Any interpretation by the Board of the terms and provisions of the Plan or any Award thereunder and the administration thereof, and all action taken by the Board, shall be final, binding and conclusive on all parties and any person claiming under or through any party. No director shall be liable for any action or determination made in good faith.

The Board may, to the full extent permitted by law, delegate any or all of its responsibilities under the Plan to a committee (the “Committee”) appointed by the Board and consisting of independent members of the Board. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

ANNEX B

3.	Effective Date

The Plan was adopted by the Board on March 7, 2006 and approved by the Company’s stockholders on May 25, 2006. No Awards may be under the Plan after May 20, 20241.

4.	Shares Available for Awards

4.1	Authorized Number of Shares

Subject to adjustment as provided in Section 9.6, the total number of shares of common stock of the Company, par value $.01 per share (the “Common Stock”), reserved and available for distribution under the Plan shall be 1,755,000 shares2. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.2	Share Counting

The following rules shall apply in determining the number of shares of Common Stock remaining available for issuance under the Plan:

•	shares of Common Stock covered by Awards of stock appreciation rights shall be counted against the number of shares available for the grant of Awards under the Plan; provided that Awards of stock appreciation rights that may be settled in cash only shall not be so counted;
•	if any Award of shares of Common Stock expires or terminates without having been exercised in full, is forfeited or is otherwise terminated, surrendered or cancelled in whole or in part (including as a result of shares of Common Stock subject to such Award being repurchased by the Company pursuant to the terms of any Award, the unused shares of Common Stock covered by such Award shall be available again for the future grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any applicable limitations under the Internal Revenue Code of 1986, as amended (the “Code”);
•	if any Award results in Common Stock not being issued (including as a result of an stock appreciation right that could be settled either in cash or in stock and was actually settled in cash), the unused shares of Common Stock covered by such Award shall be available again for the future grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code;
•	Shares of Common Stock tendered to the Company by a Participant to purchase shares of Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation), the number of shares tendered shall be added to the number of shares of Common Stock available for the future grant of Awards under the Plan; and
•	Any shares of Common Stock underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its subsidiaries or affiliates or with which the Company or any of its subsidiaries or affiliates combines, shall not, unless required by law or regulation, count against the number of shares of Common Stock available for the future grant of Awards under the Plan.

1 The plan will expire on May 25, 2016 unless the extension of the plan term to May 20, 2024 is approved by the stockholders at the annual meeting to be held on May 20, 2014.

2 Includes 900,000 shares approved by the board on March 7, 2006 and approved by stockholders on May 25, 2006; an additional 330,000 shares approved by the board on March 10, 2011 and approved by stockholders on May 25, 2011; and an additional 525,000 shares approved by the board on March 6, 2014 and pending approval by the stockholders at the annual meeting to be held on May 20, 2014.

ANNEX B

4.3	Participant Limitation

Subject to adjustment as provided in Section 9.6, the maximum number of shares of Common Stock permitted to be granted under any Award or combination of Awards to a single Participant during any one calendar year shall be 500,000 shares of Common Stock.

5.	Eligibility

All of the employees, officers and directors of, and consultants to, the Company and its subsidiaries, or other persons are eligible to receive Awards under the Plan. The Board, or other appropriate committee or person to the extent permitted pursuant to the last two sentences of Section 2, shall from time to time select from among such eligible persons those who will receive Awards under the Plan.

6.	Types of Awards

The Board may offer Awards under the Plan in any form of equity-based interest, equity-based incentive or performance-based stock incentive in Common Stock of the Company or any combination thereof. The type, terms and conditions and restrictions of an Award shall be determined by the Board at the time such Award is made to a Participant. An Award shall be made at the time specified by the Board, shall be subject to such conditions or restrictions as may be imposed by the Board and shall conform to the general rules applicable under the Plan as well as any special rules then applicable under federal tax laws or regulations or the federal securities laws relating to the type of Award granted.

Without limiting the foregoing, Awards may take the following forms and shall be subject to the following rules and conditions:

6.1	Options

An option is an Award that entitles the holder on exercise thereof to purchase Common Stock at a specified exercise price. Options granted under the Plan may be either incentive stock options (“incentive stock options”) that meet the requirements of Section 422 of the Code, or options that are not intended to meet the requirements of Section 422 of the Code (“nonstatutory options”).

6.1.1    Option Price.    The price at which Common Stock may be purchased upon exercise of an option shall be determined by the Board, provided however, the exercise price shall not be less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board as of the date of grant.

6.1.2    Option Grants.    The granting of an option shall take place at the time specified by the Board. Options shall be evidenced by written option agreements. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions (including but not limited to vesting and forfeiture provisions, acceleration, change in control, protection in the event of merger, consolidations, dissolutions and liquidations) as the Board shall deem advisable. Option agreements shall expressly state whether an option grant is intended to qualify as an incentive stock option or nonstatutory option.

6.1.3    Option Period.    An option will become exercisable at such time or times (which may be immediately or in such installments as the Board shall determine) and on such terms and conditions as the Board shall specify. The option agreements shall specify the terms and conditions applicable in the event of an option holder’s termination of employment during the option’s term. No option may be granted for a term in excess of 10 years.

ANNEX B

Any exercise of an option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any additional documents required by the Board and (2) payment in full in accordance with Section 6.1.4 for the number of shares for which the option is exercised.

6.1.4    Payment of Exercise Price.    Stock purchased on exercise of an option shall be paid for as follows: (1) in cash or by check (subject to such guidelines as the Company may establish for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the instrument evidencing the option (or in the case of a nonstatutory option, by the Board at or after grant of the option), (i) through the delivery of shares of Common Stock that have been outstanding for at least six months (or such other minimum length of time the Board expressly approves) and that have a fair market value (determined in accordance with procedures prescribed by the Board) equal to the exercise price, (ii) by delivery of a promissory note of the option holder to the Company, payable on such terms as are specified by the Board, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, (iv) by any combination of the foregoing permissible forms of payment or (v) such other lawful consideration as the Board may determine.

6.1.5    Limitation on Repricing.    Unless approved by the Company’s stockholders, (i) no outstanding option granted under the Plan may be amended to provide an exercise price per share that is lower than the current exercise price per share of such outstanding option (other than adjustments pursuant to Section 9.6) and (ii) no outstanding option granted under the Plan may be cancelled, exchanged, bought out, replaced or surrendered in exchange for cash, other Awards, or options with an exercise price that is less than the current exercise price per share of such outstanding option (other than adjustments pursuant to Section 9.6).

6.1.6    Special Rules for Incentive Stock Options.    Each provision of the Plan and each option agreement evidencing an incentive stock option shall be construed so that each incentive stock option shall be an incentive stock option as defined in Section 422 of the Code or any statutory provision that may replace such Section, and any provisions thereof that cannot be so construed shall be disregarded. Instruments evidencing incentive stock options shall contain such provisions as are required under applicable provisions of the Code. Incentive stock options may be granted only to employees of the Company and its subsidiaries.

6.2	Stock Appreciation Rights

A stock appreciation right (“SAR”) is an Award entitling the recipient, upon exercise, to receive an amount in cash or Common Stock or a combination thereof (in such form to be determined by the Board) determined in whole or in part by reference to appreciation after the date of grant in the fair market value of a share of Common Stock. The terms of SARs shall be determined by the Board in its discretion. SARs may be granted in tandem with, or separately from, Options granted under the Plan. No SAR may be granted for a term in excess of 10 years.

6.2.1    Tandem Awards.    Participants may be granted a tandem SAR, consisting of SARs granted with an underlying option, exercisable upon such terms and conditions as the Board shall establish, provided that the tandem SAR will have the same exercise price and maximum term of the underlying option. Tandem SARs shall provide that the Participant may elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option in exchange for a distribution from the Company in an amount equal to the excess of (a) the fair market value (on the option surrender date) of the number of shares in which the Participant is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such vested shares. No option surrender shall be effective unless it is approved by the Board, either at the time of the actual option surrender or at any earlier time. If the option surrender is approved, then the distribution to the Participant may be made in shares valued at fair market value (on the option surrender date), in cash, or party in shares and partly in cash, as the Board shall deem appropriate. If the surrender of an option is

ANNEX B

not approved by the Board, then the Participant shall retain whatever rights he or she had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights in accordance with the terms of the option Award.

6.2.2    Stand-alone SARs.    Participants may be granted a SAR not expressly granted in tandem with an option. The stand-alone SAR shall cover a specified number of shares of Common Stock and will become exercisable at such time or times and on such conditions as the Board may specify in the SAR Award. Upon exercise of a stand-alone SAR, a Participant shall be entitled to receive a distribution from the Company in an amount equal to the excess of (a) the fair market value (on the exercise date) of the number of shares underlying the exercised right over (b) the aggregate base price in effect for those shares. The number of shares underlying each stand-alone SAR and the base price in effect for those shares shall be determined by the Board at the time the stand-alone SAR is granted, provided however, that the base price per share may not be less than the fair market value per underlying share on the date of grant. The distribution to the Participant with respect to an exercised stand-alone SAR may be made in shares valued at fair market value on the exercise date, in cash, or party in shares and partly in cash, as the Board shall deem appropriate.

6.2.3    Limitation on Repricing.    Unless approved by the Company’s stockholders, (i) no outstanding SAR granted under the Plan may be amended to decrease the exercise price or base price applicable to such SAR (other than adjustments pursuant to Section 9.6) and (ii) no outstanding SAR granted under the Plan may be cancelled, exchanged, bought-out, replaced or surrendered in exchange for cash, other Awards, or SARs with an exercise price or base price that is less than the current exercise price or base price per share applicable to such SAR (other than adjustments pursuant to Section 9.6).

6.3	Restricted Stock and Restricted Stock Units

An Award of restricted stock entitles the recipient thereof to acquire shares of Common Stock upon payment of the purchase price, if any, subject to restrictions specified in the instrument evidencing the Award. A restricted stock unit is an Award of a contractual right to receive, at a future date, shares or an amount based on the fair market value of a share of Common Stock, subject to restrictions specified in the instrument evidencing the Award.

6.3.1    Restricted Stock Awards.    Awards of restricted stock and restricted stock units shall be evidenced by written agreements. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions (including restriction and forfeiture provisions, restrictions based upon the achievement of specific performance goals, change in control, protection in the event of mergers, consolidations, dissolutions and liquidations) as the Board shall deem advisable. Restricted stock units awarded to a Participant may be settled in shares valued at fair market value on the settlement date, in cash, or partly in shares or partly in cash, as the Board shall deem appropriate.

6.3.2    Restrictions.    Until the restrictions specified in a restricted stock agreement shall lapse, restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and upon certain conditions specified in the restricted stock agreement, must be resold to the Company for the price, if any, specified in such agreement. The restrictions shall lapse at such time or times, and on such conditions, as the Board may specify. The Board may at any time accelerate the time at which the restrictions on all or any part of the shares shall lapse.

6.3.3    Vesting.    Awards of restricted stock or restricted stock units that vest based on the passage of time alone shall vest ratably not less than each of the first three anniversaries of the date of grant (1/3 on the first anniversary, an additional 1/3 on the second anniversary and 100% on the third anniversary). This vesting provision shall not apply to Awards that vest based on performance goals determined by the Board (including

ANNEX B

performance-based compensation Awards under Section 6.4). In addition, the Board may grant up to a maximum of 250,000 shares of Common Stock with vesting provisions that vary from the first sentence of this Section 6.3.3.

6.3.4    Rights as a Stockholder.    A Participant holding an unvested Award of restricted stock units, including those subject to performance goals, shall have no ownership interest in the shares of Common Stock to which the restricted stock units relate until the shares have vested, payment with respect to such restricted stock units is actually made in shares of Common Stock and the underlying shares have been issued. A Participant who acquires shares upon vesting of restricted stock will have all of the rights of a Stockholder with respect to such shares including the right to receive dividends and to vote such shares. Dividends and other property payable to a Participant shall be distributed only if and when the restrictions imposed on the applicable restricted stock lapse. Unless the Board otherwise determines, certificates evidencing shares of restricted stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan.

6.3.5    Purchase Price.    The purchase price of shares of restricted stock shall be determined by the Board, in its sole discretion.

6.3.6    Other Awards Settled With Restricted Stock.    The Board may provide that any or all of the Common Stock delivered pursuant to an Award will be restricted stock.

6.4	Performance-Based Compensation

6.4.1    Performance Awards.    A performance Award entitles the recipient to receive, without payment, an amount, in cash or Common Stock or a combination thereof (such form to be determined by the Board), following the attainment of performance goals. Performance goals may be related to personal performance, corporate performance, departmental performance or any other category of performance deemed by the Board to be important to the success of the Company. The Board will determine the performance goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

6.4.2    Section 162(m) Performance-Based Awards.    The Board may delegate the administration and grant of Awards to a Committee approved by the Board, the members of which all are “outside directors” as defined by Section 162(m) (the “Section 162(m) Committee”), for the purpose of granting Awards that satisfy all the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code (“Performance-based Compensation”). If the Section 162(m) Committee determines, at the time a restricted stock Award or other stock-based Award is granted to a Participant, that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “Covered Employee” (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 6.4.2 is applicable to such Award. The Section 162(m) Committee may be the same as the Compensation Committee, if the members of the Compensation Committee meet the criteria for the Section 162(m) Committee.

6.4.2.1    Performance Measures.    Awards subject to this Section shall provide that the lapsing of restriction and the distribution of cash or shares pursuant to the Award, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which shall be based on attainment of specified levels of one or any combination of the following, which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated, (collectively “Performance Measures”): (a) earnings per share, (b) return on average equity or average assets in relation to a peer group of companies designated by the Section 162(m) Committee, (c) earnings, (d) earnings growth, (e) earnings per share growth, (f) earnings before interest, taxes and amortization (“EBITA”), (g) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (h) operating income, (i) operating margins, (j) division income, (k) revenues, (l) expenses, (m) stock price,

ANNEX B

(n) market share, (o) return on sales, assets, equity or investment, (p) achievement of balance sheet or income statement objectives, (q) net cash provided from continuing operations, (r) stock price appreciation, (s) total shareholder return, (t) strategic initiatives, (u) cost control, (v) net operating profit after tax, (w) pre-tax or after-tax income, (x) cash flow, (y) net income, and (z) financial ratios contained in the Company’s debt instruments. To the extent not inconsistent under Section 162(m), the measurement of Performance Measures may exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) cumulative effects of changes in accounting principles, (v) the writedown of any asset and (vi) charges for restructuring and rationalization programs. The Performance Measures may be particular to a Participant, or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee. Performance Measures will be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

6.4.2.2    Adjustment of Performance Measures.    With respect to Awards that are intended to be subject to this Section 6.4.2, the Section 162(m) Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

6.4.2.3    Committee Discretion.    Nothing in this Section 6.4.2 is intended to limit the Board’s discretion to adopt conditions or goals that relate to performance with respect to any Award that is not intended to qualify as Performance-based Compensation. In addition, the Board may, subject to the terms of the Plan, amend previously granted Award in a way that disqualifies them as Performance-based Compensation.

6.4.2.4    Change in Law.    In the event that the requirements of Section 162(m) and the regulations thereunder change to permit the Section 162(m) Committee discretion to alter the Performance Measures without obtaining stockholder approval of such changes, the Section 162(m) Committee shall have sole discretion to make such changes without obtaining stockholder approval.

6.5	Other Stock-Based Awards

The Board may grant equity-based or equity-related Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Board may determine. By way of illustration and not limitation, such other stock-based Awards may (i) involve the transfer of actual shares of Common Stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock; (ii) be subject to performance-based or service-based conditions; (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares or other form of stock-based incentive; or (iv) be designed to comply with applicable laws of jurisdictions other than the United States.

6.6	Deferred Payments or Delivery of Shares; Limitation on Options and SARs

The Board may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination, shall be deferred or may, in its sole discretion, approve deferral elections by Participants, on such conditions, as the Board may specify. The Board may at any time accelerate the time at which delivery of all or any part of shares of the Common Stock will take place. Notwithstanding the foregoing, deferral of option or SAR gains shall not be permitted under the Plan.

ANNEX B

7.	Purchase Price and Payment

Except as otherwise provided in the Plan, the purchase price of Common Stock to be acquired pursuant to an Award shall be the price determined by the Board, provided that such price shall not be less than the par value of the Common Stock. Except as otherwise provided in the Plan, the Board may determine the method of payment of the exercise price or purchase price of an Award granted under the Plan and the form of payment. The Board may determine that all or any part of the purchase price of Common Stock pursuant to an Award has been satisfied by past services rendered by the Participant. The Board may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

8.	Change in Control

8.1	Impact of Event

In the event of a “Change in Control” as defined in Section 8.2, as applicable, the following provisions shall apply, unless the agreement evidencing the Award otherwise provides (by specific explicit reference to Section 8.2 below). If a Change in Control occurs while any Awards are outstanding, then, effective upon the Change in Control, all outstanding Awards of a Participant shall be accelerated as follows: (i) each outstanding stock option, stock appreciation right or other stock-based Award granted under the Plan that was not previously exercisable and vested shall become immediately exercisable in full and vested, and will no longer be subject to a right of repurchase by the Company, and will remain exercisable throughout their entire term, (ii) each outstanding restricted stock award, restricted stock unit or other stock-based Award subject to restrictions and to the extent not fully vested, shall be deemed to be fully vested, free of restrictions and conditions and no longer subject to a right of repurchase by the Company, and (iii) the restrictions and other deferral limitations applicable to other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and exercisable to the full extent of the original grant.

8.2	Definition of “Change in Control”

“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions of shares of Common Stock shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this definition; or

(b)    such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board as of March 8, 2006 or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was

ANNEX B

recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or

(d)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.	General Provisions

9.1	Documentation of Awards

Awards will be evidenced by written instruments, which may differ among Participants, prescribed by the Board from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company or certificates, letters or similar instruments which need not be executed by the participant but acceptance of which will evidence agreement to the terms thereof. Such instruments shall conform to the requirements of the Plan and may contain such other provisions (including provisions relating to events of merger, consolidation, dissolution and liquidations, change in control and restrictions affecting either the agreement or the Common Stock issued thereunder), as the Board deems advisable.

9.2	Rights as a Stockholder

Except as specifically provided by the Plan or the instrument evidencing the Award, the receipt of an Award will not give a Participant rights as a Stockholder with respect to any shares covered by an Award until the date of issue of a stock certificate to the Participant for such shares.

9.3	Conditions on Delivery of Stock

The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company’s counsel, all applicable federal and state

ANNEX B

laws and regulations have been complied with, (c) if the outstanding Common Stock is at the time listed on any stock exchange, until the shares have been listed or authorized to be listed on such exchange upon official notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer.

If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Common Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

9.4	Tax Withholding

The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the “withholding requirements”).

In the case of an Award pursuant to which Common Stock may be delivered, the Board will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Board with regard to such requirements, prior to the delivery of any Common Stock. If and to the extent that such withholding is required, the Board may permit the Participant or such other person to elect at such time and in such manner as the Board provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Common Stock having a value calculated to satisfy the withholding requirement.

9.5	Transferability of Awards

Except as may be authorized by the Board, in its sole discretion, no Award (other than an Award in the form of an outright transfer of cash or Common Stock not subject to any restrictions) may be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by him or her (or in the event of incapacity, the person or persons properly appointed to act on his or her behalf). The Board may, in its discretion, permit or provide in an Award for the transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and /or an immediate family member if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended, and provided that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award.

9.6	Adjustments in the Event of Certain Transactions

(a)    In the event of a stock dividend, stock split or combination of shares, or other distribution with respect to holders of Common Stock other than normal cash dividends, the Board will make (i) appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4 above and the participant limit set forth in Section 4, and (ii) appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provisions of Awards affected by such change.

ANNEX B

(b)    In the event of any recapitalization, spinoff, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Board, the Board in its discretion may make appropriate adjustments to outstanding Awards to avoid distortion in the operation of the Plan.

9.7	Employment Rights

Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued employment with the Company or any subsidiary or interfere in any way with the right of the Company or subsidiary to terminate any employment relationship at any time or to increase or decrease the compensation of such person. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment relationship even if the termination is in violation of an obligation of the Company to the employee.

Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board at the time. For purposes of this Plan, transfer of employment between the Company and its subsidiaries shall not be deemed termination of employment.

9.8	Other Employee Benefits

The value of an Award granted to a Participant who is an employee, and the amount of any compensation deemed to be received by an employee as a result of any exercise or purchase of Common Stock pursuant to an Award or sale of shares received under the Plan, will not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, stock ownership, stock purchase, life insurance, medical, health, disability or salary continuation plan.

9.9	Legal Holidays

If any day on or before which action under the Plan must be taken falls on a Saturday, Sunday or legal holiday, such action may be taken on the next succeeding day not a Saturday, Sunday or legal holiday.

9.10	Foreign Nationals

Without amending the Plan, Awards may be granted to persons who are foreign nationals or employed outside the United States or both, on terms and conditions different from those specified in the Plan in order to meet the applicable laws and other legal or tax requirements of the countries in which such foreign nationals reside or work, as may, in the judgment of the Board, be necessary or desirable to further the purpose of the Plan.

9.11	Governing Law

The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

9.12	Compliance with Section 409A of the Code

To the extent applicable to an Award, it is intended that this Plan and Awards made under the Plan comply with the provisions of Section 409A of the Code and applicable rules and regulations. The Plan and any Awards

ANNEX B

to which Section 409A is applicable will be administered in a manner consistent with this intent, and any provision that would cause this Plan or any Award made under the Plan to fail to satisfy Section 409A of the Code, to the extent applicable, shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of Participants to which Section 409A shall apply).

Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

10.	Termination and Amendment

The Plan shall remain in full force and effect until terminated by the Board. Subject to the last sentence of this Section 10, the Board may at any time or times amend the Plan or any outstanding Award for any purpose that may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards. Notwithstanding the foregoing, (i) no amendment that would require stockholder approval under the rules of the New York Stock Exchange may be made effective until stockholder approval has been obtained, (ii) no amendment limiting or removing the prohibition on repricing of options shall be effective unless stockholder approval is obtained, (iii) to the extent required by Section 162(m) of the Code, no amendment applicable to an Award that is intended to comply with Section 162(m) shall be effective unless stockholder approval is obtained as required under Section 162(m) and (iv) to the extent required under Section 422 of the Code, no amendment or modification to an incentive stock option shall be effective unless stockholder approval is obtained. No amendment of the Plan or any agreement evidencing Awards under the Plan may materially adversely affect the rights of any Participant under any Award previously granted without such Participant’s consent.

FORM OF PROXY

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan W. Painter, Thomas M. O’Brien and Sandra L. Lambert, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Tuesday, May 20, 2014 at 2:30 p.m. at the corporate offices of Kadant Inc. at One Technology Park Drive, Westford, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 25, 2014, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 20, 2014

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the

on-screen instructions or scan the QR code with your smartphone.

Have your proxy card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST on the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope

provided as soon as possible.

IN PERSON – You may vote your shares in person by attending

the Annual Meeting.

GO GREEN – e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, proxy card and 2013 Annual Report are available at http://www.astproxyportal.com/ast/11818/

Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND

FOR PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two directors to the class to be elected for a three-year term expiring in 2017.

Nominees:	[ ] John M. Albertine

[ ] Thomaas C. Leonard

[  ] FOR ALL NOMINEES

[  ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[  ] FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: [ ].

2.	To approve, by non-binding advisory vote, our executive compensation.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	To approve amendments to our 2006 equity incentive plan to increase the shares available for issuance and to extend the plan’s term 10 years.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2014.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

5.	In their discretion on such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED AND FOR PROPOSALS 2, 3 AND 4. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [  ]

Signature of Stockholder Date	Signature of Stockholder Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.